Exhibit 99.3

FOR THE SPECIAL MEETING OF STOCKHOLDER OF

HICKS ACQUISITION COMPANY II, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

P R O X Y

The undersigned hereby appoints Eric C. Neuman and Curt L. Crofford (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of Hicks Acquisition Company II, Inc. (the “Company”) to be held on July 12, 2012 at 11:00 a.m. Central Daylight Time and at any adjournments and postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side.)

TO VOTE BY MAIL, PLEASE DETACH HERE

HICKS ACQUISITION COMPANY II, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1. Vote on Amendment of Certificate of Incorporation

Approval of an amendment to the Company’s amended and restated certificate of incorporation (the “Charter Amendment”) to (i) extend the date on which the Company must either consummate a business combination or commence proceedings to dissolve and liquidate from July 14, 2012 to September 14, 2012 and (ii) allow holders of shares of common stock issued in the Company’s initial public offering (“Public Shares”) who vote against the Charter Amendment to elect to exercise their redemption rights, as described below.

The Company’s stockholders would only be asked to adopt the Charter Amendment in the event that either the special meeting of the Company’s warrantholders to be held at 9:00 a.m. Central Daylight Time on July 12, 2012 or the special meeting of the Company’s public stockholders to be held at 10:00 a.m. Central Daylight Time on July 12, 2012 is adjourned. The purpose of the Charter Amendment would be to allow the Company more time to complete the business combination contemplated by the Equity Purchase Agreement, dated as of May 16, 2012, by and among the Company, HH-HACII, L.P., Appleton Papers Inc. (“Appleton”) and Paperweight Development Corp. (“PDC”), as amended, and the Cross Purchase Agreement, dated as of May 16, 2012, by and between the Company and PDC, pursuant to which, through a series of transactions (collectively, the “Transaction”), Appleton will become a non-wholly-owned subsidiary of the Company. If the Charter Amendment is approved, the Company will have until September 14, 2012 to consummate the Transaction. If the Charter Amendment is not approved and the Transaction is not consummated by July 14, 2012, the Company will cease all operations and commence winding up. A more detailed description of the Charter Amendment can be found in the definitive proxy statement/prospectus under the heading “The Amendment Proposal.”

FOR AGAINST ABSTAIN

Election to Exercise Redemption Rights

Only if you hold Public Shares and voted “AGAINST” proposal 1, you may exercise redemption rights and demand that the Company redeem your shares of common stock for an amount in cash equal to your pro rata share of the aggregate amount on deposit in the trust account established by the Company in connection with the Company’s initial public offering (including any amounts representing interest earned on the trust account, less franchise and income taxes payable on such interest and net of interest income of up to approximately $2.25 million on the trust account, which interest income may be released to the Company to fund its working capital requirements), as discussed in more detail in the definitive proxy statement/prospectus under the heading “Special Meetings of HACII Public Warrantholders and HACII Stockholders—Redemption Rights”, by marking the “Exercise Redemption Rights” box. If the Charter Amendment is not approved, then those stockholders electing to exercise their redemption rights will not be entitled to such payments.

If eligible, and you choose to exercise your redemption rights, you will effectively be redeeming your shares of common stock of the Company for cash and will no longer own those shares. You will only be entitled to receive cash for those shares if (i) the Charter Amendment is approved and (ii) you deliver your shares to the Company’s transfer agent physically or through the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System in accordance with the delivery requirements discussed in the definitive proxy statement/prospectus under the heading “Special Meetings of HACII Public Warrantholders and HACII Stockholders—Tendering Stock Certificates in Connection with Redemption Rights.”

2. Vote on Adjournment of Special Meeting of the Stockholders

Approval of an adjournment of the special meeting of Company stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve proposal 1.

Please mark vote as indicated in X this example

EXERCISE REDEMPTION RIGHTS

FOR AGAINST ABSTAIN

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: , 2012

Signature:

Signature (if held jointly):

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian,

please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING.

Proxy – Hicks Acquisition Company II, Inc.

You are cordially invited to attend the Special Meeting of Stockholders to be held on July 12, 2012, at 11:00 a.m. Central Daylight Time, at

the offices of Akin Gump Strauss Hauer & Feld LLP at

1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201